Exhibit 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

FDA Issues Approvable Letter for NRP104 (lisdexamfetamine dimesylate) for the Treatment of ADHD

Basingstoke, U.K., and Philadelphia, U.S. – OCTOBER 6, 2006 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that its collaborative partner New River Pharmaceuticals Inc. (NASDAQ: NRPH) has received an approvable letter from the U.S. Food and Drug Administration (FDA) for NRP104 (lisdexamfetamine dimesylate), for the treatment of pediatric Attention-Deficit/Hyperactivity Disorder (ADHD). This result is generally consistent with historical responses from FDA following their review of New Drug Applications for ADHD medications. According to the FDA’s letter, marketing approval of NRP104 is contingent upon final scheduling by the U.S. Drug Enforcement Administration (DEA). No additional studies have been requested by the FDA as a condition for approval of NRP104. Shire and New River will continue dialog with FDA officials to agree upon a final trade name. Shire and New River Pharmaceuticals are preparing for a product launch in Q2 2007, pending final labelling and scheduling discussions.

The Controlled Substance Staff of the FDA has initially proposed that NRP104 be placed in Schedule II of the Controlled Substance Act. The initial proposal will be submitted to the DEA, which is responsible for making a final scheduling assignment. Shire anticipates timely resolution of this process. Once NRP104 is approved by FDA and the schedule designation is issued by DEA, NRP104 will be available in three dosage strengths: 30 mg, 50 mg and 70 mg, all indicated for once-a-day dosing.1

“This approvable letter for NRP104 is positive news for Shire and our partner New River Pharmaceuticals,” said Shire Chief Executive Officer Matthew Emmens. “Following approval, NRP104 is expected to offer patients, their families, and healthcare providers an important new treatment for ADHD. As a company specializing in the treatment of ADHD, we have a wide range of medications for this condition currently marketed or under development, including the most prescribed brand of ADHD medication, ADDERALL XR®. Once approved, we look forward to adding NRP104 to the Shire portfolio.”

New River Pharmaceuticals designed NRP104 as a new ADHD medication in which dextro-amphetamine is covalently linked to l-lysine, a naturally occurring amino acid. NRP104, designed to provide efficacy throughout the day up to 6 p.m., remains inactive until converted in the body and the active drug is released.1

In January 2005, New River Pharmaceuticals signed a collaborative agreement with Shire to develop and commercialize NRP104.

The Collaboration Agreement

Shire plans to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission providing additional details on the company’s U.S. collaboration agreement with New River.

Registered in England 2883758 Registered Office as above

Under the terms of the agreement with New River, the parties will collaborate on NRP104 development, manufacturing, marketing and sale in the US. New River Pharmaceuticals will be financially and operationally responsible for clinical and manufacturing development. Shire will book the product sales and New River Pharmaceuticals will supply up to 25% of the sales effort under a co promotion right. Shire is obligated to give NRP104 marketing and promotional priority over its other oral ADHD stimulants should NRP104’s label contain a claim that it has decreased potential for abuse or overdose protection.

If NRP104 is approved with a Schedule III, IV or V classification or is unscheduled (“favorable scheduling”), Shire will pay New River a $300 million milestone payment. US operating profit will be divided as follows: Shire will retain 75 percent of profits for the first two years following launch, and the parties will share the profits equally thereafter.

In the event that NRP104 receives a final Schedule II classification, no milestone payment will be payable by Shire to New River upon approval. Division of profits will be calculated under an alternative profit sharing scheme. New River’s share of U.S. product profits for the first two years will be at least 25%, though it may increase to a value determined by a preset formula; for following years, it will be at least 50%, though it may increase to a value determined by a preset formula thereafter. These formulas, which include yearly threshold sales, will be included in the 8-K to be filed.

If NRP104 is approved with a Schedule II classification on approval and it gets favorable scheduling within one year of the first commercial sale, Shire will pay New River a $200 million milestone payment; if favorable scheduling occurs by the third anniversary, the milestone payment will be $100 million. Upon favorable scheduling being achieved under each of these scenarios, the profit sharing formula reverts to that applicable to favorable scheduling from product approval.

In addition, New River will be entitled to a $100 million milestone payment at the end of the first calendar year in which cumulative worldwide net sales of all collaboration products during that calendar year exceed $1 billion. Shire intends to capitalize and amortize any milestone payment and sales bonus over the life of the product.

Shire is entitled to terminate the agreement until 30 days following approval of NRP104. If Shire terminates before regulatory approval, no payment would be due Shire. If Shire terminates after approval and NRP104 has received a favorable scheduling assignment, no payment would be due Shire. If the approved NRP104 has received a Schedule II classification, Shire would be entitled to a $50 million termination payment, payable in cash, New River common stock, or an unsecured, 5-year promissory note, as will be agreed upon by Shire and New River.

On August 14, 2006 Shire announced that it had settled all pending litigation with Barr Laboratories, Inc. in connection with Barr’s Abbreviated New Drug Application and its attempt to market generic versions of Shire’s ADDERALL XR (extended-release mixed amphetamine salts) for the treatment of ADHD. Barr will not be permitted to market a generic version of ADDERALL XR in the United States until April 1, 2009, except under certain limited circumstances, such as the launch of another party’s generic version of ADDERALL XR.

-ends-

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

About ADHD
Approximately 7.8 percent of all school-age children, or about 4.4 million U.S. children aged 4 to 17 years, have been diagnosed with ADHD at some point in their lives, according to the U.S. Centers for Disease Control and Prevention (CDC).2 ADHD is one of the most common psychiatric disorders in children and adolescents.3 ADHD is a neurobiological disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than is typically observed in individuals at a comparable level of development.4 To be properly diagnosed with ADHD, a child needs to demonstrate at least six of nine symptoms of inattention; at least six of nine symptoms of hyperactivity/impulsivity; the onset of such symptoms before age 7 years; that some impairment from the symptoms is present in two or more settings (e.g., at school and home); that the symptoms continue for at least six months; and that there is clinically significant impairment in social, academic or occupational functioning.4

Although there is no “cure” for ADHD, there are accepted treatments that specifically target its symptoms. The most common standard treatments include educational approaches, psychological or behavioral modification, and medication.5

For more information about ADHD, please visit www.ShireADHDTreatments.com.

About ADDERALL XR (mixed salts of a single-entity amphetamine product)
Tell your doctor about any heart conditions, including structural abnormalities, that you, your child, or a family member, may have. Inform your doctor immediately if you or your child develop symptoms that suggest heart problems, such as chest pain or fainting.

ADDERALL XR should not be taken by patients who have advanced disease of the blood vessels (arteriosclerosis); symptomatic heart disease; moderate to severe high blood pressure; overactive thyroid gland (hyperthyroidism); known allergy or unusual reactions to drugs called sympathomimetic amines (for example, pseudoephedrine); seizures; glaucoma; a history of problems with alcohol or drugs; agitated states; taken a monoamine oxidase inhibitor (MAOI) within the last 14 days.

Tell your doctor before using ADDERALL XR if you or your child are being treated for or have symptoms of depression (sadness, worthlessness, or hopelessness) or bipolar disorder; have abnormal thought or visions, hear abnormal sounds, or have been diagnosed with psychosis; have had seizures or abnormal EEGs; have or have had high blood pressure; exhibit aggressive behavior or hostility. Tell your doctor immediately if any of these conditions or symptoms develop while using ADDERALL XR.

Abuse of amphetamines may lead to dependence. Misuse of amphetamine may cause sudden death and serious cardiovascular adverse events. These events have also been reported rarely with amphetamine use.

ADDERALL XR was generally well tolerated in clinical studies. The most common side effects in studies included: children - decreased appetite, difficulty falling asleep, stomachache, and emotional lability; adolescents - loss of appetite, difficulty falling asleep, stomachache, and weight loss; adults - dry mouth, loss of appetite, difficulty falling asleep, headache, and weight loss. Aggression, new abnormal thoughts/behaviors, mania, growth suppression, worsening of motion or verbal tics and Tourette’s syndrome have been associated with use of drugs of this type. Tell your doctor if you or your child have blurred vision while taking ADDERALL XR.

Shire plc
Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of CONNEXYN (SPD503) (ADHD), SPD465 (ADHD), MESAVANCE (mesalamine) with MMX technology (SPD 476) (ulcerative colitis), and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2005.

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1 Data on file.
2 Mental health in the United States: Prevalence of diagnosis and medication treatment for attention-deficit/hyperactivity disorder, United States, 2003. MMWR, September 2, 2005;54(34):842-847. Available at: http://www.cdc.gov/mmwr/preview/mmwrhtml/mm5434a2.htm. Accessed September 27, 2005.
3 “Introduction,” Diagnosis and Treatment of Attention Deficit Hyperactivity Disorder. NIH Consensus Statement 1998 Nov 16-18; 16(2): 1-37. Available at: http://consensus.nih.gov/cons/110/110_statement.htm#0_Abstract. Accessed on June 8, 2005.
4 Diagnostic and Statistical Manual of Mental Disorders: Fourth Edition, Text Revision. DSM-TR-IV®. Washington, DC: American Psychiatric Association; 2000: 85.
5 Baumgartel A, et al. Practice guideline for the diagnosis and management of attention deficit hyperactivity disorder. Ambulatory Child Health. 1998;4:51.